Exhibit 5.1

Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

March 31, 2014

Audience, Inc.

331 Fairchild Drive

Mountain View, California 94043

Re: Registration Statement Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by you with the Securities and Exchange Commission on or about March 31, 2014, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 995,021 shares of your Common Stock reserved for future issuance pursuant to the 2011 Equity Incentive Plan (the “Plan”) and 221,116 shares of your Common Stock reserved for future issuance pursuant to the 2011 Equity Incentive Plan (the “ESPP”) (collectively, the “Future Issuance Shares”). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Future Issuances Shares to be issued under the Plan and the ESPP.

It is our opinion that the Future Issuance Shares, when issued and sold in the manner referred to in the Plan and pursuant to the agreements which accompany the Plan, will be legally and validly issued, fully paid and nonassessable. It is our opinion that the Future Issuance Shares, when issued and sold in the manner referred to in the ESPP and pursuant to the agreements which accompany the ESPP, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI, P.C.

/s/ Wilson Sonsini Goodrich & Rosati, P.C.